Exhibit 99.3

Press Release of the Registrant

Dated May 7, 2002

Tuesday May 7, 4:32 pm Eastern Time

Press Release

SOURCE: Advanced Power Technology

ADVANCED POWER TECHNOLOGY SIGNS AGREEMENT TO ACQUIRE THE BUSINESS OF MICROSEMI RF PRODUCTS, INC.

BEND, Ore.—(BUSINESS WIRE)—May 7, 2002—Advanced Power Technology

(Nasdaq:APTI—News)

Conference Call at 2:00 p.m. PDT, May 7, 2002—Advanced Power Technology (Nasdaq:APTI—News) will conduct a conference call at 2:00 p.m. PDT, Tuesday, May 7, 2002, webcast simultaneously for interested investors via the company’s corporate web site at www.advancedpower.com. You may access this conference call live by dialing 1-800-388-8975. International callers please dial 1-973-694-2225. The content of the call will remain available for replay on the Internet through 9:00 p.m. PDT, June 7, 2002, or by phone through 9:00 p.m. PDT June 7, 2002 at 1-800-428-6051 (international 1-973-709-2089), pass code 241912.

•                  Acquisition is in line with strategic focus on high power, high frequency power semiconductors for RF and switching applications.

•                  Transaction consolidates leadership position in bipolar RF power transistors for avionics and radar applications and expands presence in non-cellular communications applications.

Advanced Power Technology, Inc., a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power, today announced that it had signed an Asset Purchase Agreement to acquire for approximately $12.2 million in cash the product lines and certain assets of Microsemi RF Products, Inc. a wholly owned subsidiary of Microsemi Corporation.

Based in Montgomeryville, PA Microsemi RF Products Inc. produces and sells bipolar RF transistors that are used in a variety of radar, avionics, communications and general purpose applications.

The acquisition is part of the APT’s ongoing strategy to expand its product and technology portfolio in the radio frequency (RF) power market through both internal development and acquisitions. Revenues related to the business being acquired by APT were $10.4 million over the last four quarters. Over the last four quarters the pro forma revenues of APT combined with GHz Technology and Microsemi RF were $50.9 million, of which there were $24.0 million in RF power products or approximately 47% and $26.9 million in switching power products or approximately 53%.

The transaction is expected to be immediately slightly accretive to cash earnings. It is anticipated that closing will take place in the next four to six weeks and is subject to certain customary closing conditions being met. With over $30 million of cash and marketable securities and essentially no debt on its balance sheet, APT is well structured to finance this acquisition with funds currently on hand.

Patrick Sireta, APT’s Chief Executive Officer commented, “When combined with APT’s recent acquisition of GHz Technology, this transaction positions APT as an emerging dominant supplier in bipolar RF power transistors for avionics, radar and non-cellular communications applications. I have been very impressed by the talent, dedication and entrepreneurial spirit of the Microsemi RF Products team of employees and look forward to working with them in further developing APT’s RF business. The addition of the Microsemi RF business to APT-GHz Technology provides the APT RF Product group with increased critical mass and momentum, under the direction of Frank Schneider, Vice President and Chief Operating Officer, RF Products.”

“With these recent acquisitions we now have one of the strongest RF technical teams in the industry, and a strong portfolio of leadership RF technologies and products, MOS and bipolar, aimed at high power applications in a vast array of markets such as semiconductor capital equipment, medical, industrial, avionics, radar and non-cellular communications. Capitalizing on a larger pool of RF technical resources we intend to deploy a strategy of providing our customers with RF integrated solutions or RF modules in addition to RF power transistors, in a manner very similar to the strategy we deployed on the switching power side of APT’s business where we offer application specific power module solutions to complement our lines of discrete power components,” concluded Mr. Sireta.

About Advanced Power Technology

Advanced Power Technology is a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power. The Company’s products are used in communications and Internet infrastructure equipment, semiconductor capital equipment, as well as medical, industrial, and military and aerospace systems. Important information about Advanced Power Technology, Inc., including press releases and SEC filings, are available at no charge through the Company’s Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially. Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; and other uncertainties disclosed in the Company’s S-1 filing with the Securities and Exchange Commission dated August 7, 2000, Annual Report on Form 10K filed on March 29, 2002 and other periodic filings made by the Company. The Company assumes no obligation to update the information in this release.

Contact:

     Advanced Power Technology, Inc.

     Greg M. Haugen, 541/382-8028

     gregh@advancedpower.com